November 18, 2005
Mail Stop 3561


Joseph L. Levanduski
Chief Financial Officer
Hawk Corporation
200 Public Square
Suite 1500
Cleveland, Ohio 44114


RE:	Hawk Corporation
Form 10-K for the Fiscal Year Ended December 31, 2004
Form 10-Q for the Quarter Ended March 31, 2005
Form 10-Q for the Quarter Ended June 30, 2005
		File No. 001-13797


Dear Mr. Levanduski:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,


								Linda Cvrkel
								Branch Chief